EXHIBIT 12

                        PHH Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                                  (In millions)



                                                Nine Months Ended September 30,
                                                     1998               1997
                                               -------------       -------------

Income (loss) before income taxes             $       299.6       $       (33.5)
Plus: Fixed charges                                   264.2               212.5
                                              -------------       -------------

Earnings available to cover
     fixed charges                                    563.8               179.0
                                              -------------        ------------

Fixed charges (1):
     Interest including amortization
     of deferred financing costs                      258.2               206.7
     Interest portion of rental payment                 6.0                 5.8
                                              -------------        ------------

Total fixed charges                           $       264.2        $      212.5
                                              =============        ============


Ratio of earnings to fixed charges (2)                2.13x              0.84x
                                                      =====              =====


(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's fleet leasing, mortgage service and relocation service activities.

(2) For the nine months ended September 30, 1998, income before income taxes includes non-recurring merger-related costs and other unusual charges of $7.8 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x. For the nine months ended September 30, 1997, loss before income taxes includes non-recurring merger-related costs and other unusual charges associated with the HFS Merger of $223.1 million ($174.3 million after-tax). Excluding such charges, the ratio of earnings to fixed charges is 1.89x.